Exhibit 1 PETRÓLEOS MEXICANOS ANNOUNCES REDEMPTION OF CERTAIN NOTES MEXICO CITY, MEXICO – October 3, 2025 – Petróleos Mexicanos (“PEMEX”) announced today that it has elected to redeem in full its (i) 4.500% Notes due 2026 (the “4.500% Notes”), (ii) 3.750% Notes due 2026 (the “3.750% Notes”) and (iii) 6.875% Notes due 2026 (the “6.875% Notes” and, collectively with the 4.500% Notes and the 3.750% Notes, the “Notes”). The redemption date for the Notes is expected to be November 3, 2025 (the “Redemption Date”). The aggregate principal amount of 4.500% Notes to be redeemed by PEMEX is U.S.$431,883,000. The 4.500% Notes will be redeemed at par, plus a make-whole amount to be determined on the third business day preceding the Redemption Date, plus accrued and unpaid interest on the principal amount of the 4.500% Notes from and including July 23, 2025 to (but not including) the Redemption Date. The make-whole amount with respect to the 4.500% Notes will be calculated as the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the 4.500% Notes (exclusive of interest accrued to the date of redemption), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 40 basis points over (ii) the principal amount of the 4.500% Notes. The aggregate principal amount of 3.750% Notes to be redeemed by PEMEX is €467,102,000. The 3.750% Notes will be redeemed at par, plus a make-whole amount to be determined on the third business day preceding the Redemption Date, plus accrued and unpaid interest on the principal amount of the 3.750% Notes from and including April 16, 2025 to (but not including) the Redemption Date. The make-whole amount with respect to the 3.750% Notes will be calculated as the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the 3.750% Notes (exclusive of interest accrued to the date of redemption), discounted to the Redemption Date on an annual basis (assuming the actual number of days in a 365 or 366-day year, as applicable) at the applicable benchmark rate plus 45 basis points over (ii) the principal amount of the 3.750% Notes. The aggregate principal amount of 6.875% Notes to be redeemed by PEMEX is U.S.$1,035,305,000. The 6.875% Notes will be redeemed at par, plus a make-whole amount to be determined on the third business day preceding the Redemption Date, accrued and unpaid interest on the principal amount of the 6.875% Notes from and including August 4, 2025 to (but not including) the Redemption Date. The make-whole amount with respect to the 6.875% Notes will be calculated as the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the 6.875% Notes (exclusive of interest accrued to the date of redemption), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 50 basis points over (ii) the principal amount of the 6.875% Notes. Payment on the 4.500% Notes and the 6.875% Notes will be made on or prior to the Redemption Date by credit to the account of Deutsche Bank Trust Company Americas, the trustee and paying agent for the 4.500% Notes and the 6.875% Notes (the “USD Notes Trustee”), upon presentation and surrender of such notes. The USD Notes Trustee will cause funds to be paid to The Depository Trust Company for further payment to its participants. Payment on the 3.750% Notes will be made on or prior to the Redemption Date by credit to the account of Deutsche Bank AG, London Branch, as paying agent for the 3.750% Notes (the "Euro Notes Paying Agent") upon presentation and surrender of such notes. The Euro Notes Paying Agent, as common depositary for Clearstream and Euroclear, will cause funds to be paid to its participants.

On the Redemption Date, the redemption price for the Notes will become due and payable. Unless PEMEX defaults in paying the redemption price for the Notes, interest on the Notes called for redemption will cease to accrue, and the Notes will cease to be listed on the Luxembourg Stock Exchange. Upon redemption, the Notes will be cancelled and any obligation thereunder extinguished. For more information, please contact PEMEX by contacting our investor relations team at +52 (55) 9126-2940; email: ri@pemex.com.